Exhibit 99.1

News Release

NUCOR NAMES JOHN FERRIOLA PRESIDENT AND CHIEF OPERATING OFFICER AND

ANNOUNCES HIS ELECTION TO BOARD OF DIRECTORS

CHARLOTTE, NORTH CAROLINA, January 3, 2011 — Effective January 1, 2011, the Board of Directors (the “Board”) of Nucor Corporation (NYSE: NUE) appointed John J. Ferriola President and Chief Operating Officer of the Company and elected him to the Board to serve in the class of directors with a term expiring at the Company’s 2012 annual meeting of stockholders. Daniel R. DiMicco, who has served as Nucor’s President and Chief Executive Officer since 2000 and also as its Chairman since 2006, will continue to serve as Nucor’s Chairman and Chief Executive Officer.

Ferriola had served as Nucor’s Chief Operating Officer of Steelmaking Operations since 2007. He was an Executive Vice President of Nucor from 2002 to 2007 and a Vice President from 1996 to 2001. He has been employed by Nucor in various capacities since 1991, including serving as general manager at three Nucor facilities, in Texas, Nebraska and Indiana.

“John has been an exceptional leader throughout his 20-year career with Nucor and a strong member of the executive team in Charlotte for more than nine years,” DiMicco commented. “He has made outstanding contributions to Nucor’s strong record of profitable growth and our company’s unique culture. With his new responsibilities, I look forward to working with John on a broader array of issues.”

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina    28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com